NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
November 8, 2006	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE RESULTS

SEATTLE, WA, November 8, 2006 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, today announced its third quarter and year-to-date 2006 results.

Third Quarter 2006 Highlights

•	Added 146 net occupied units, net of acquisitions, from the last day of June 2006 to last day of September 2006, increasing occupancy from 85.9% to 87.0%.
•
Increased average monthly revenue per unit by 4.8% to $3,124 from $2,980 in the comparable quarter last year as a result of our rate enhancement initiatives, adding approximately $4.8 million in incremental revenues for the quarter.

•	Achieved a continuing improvement in our workers’ compensation loss experience and recorded an expense reduction of approximately $2.0 million in the quarter based on an actuarial study.
•	Acquired a 101-unit assisted living community in Everett, Washington, formerly managed by the company.

Year-to-Date 2006 Highlights

•	Settled several outstanding professional liability claims and recorded an accumulative professional liability reduction of approximately $13.9 million in the first nine months of 2006.
•	Added 448 net occupied units, net of acquisitions, from the last day of December 2005 to last day of September 2006, increasing occupancy from 84.2% to 87.0%.
•
Increased average monthly revenue per unit by 5.0% to $3,094 from $2,948 in the comparable nine-month period last year as a result of our rate enhancement initiatives, adding approximately $14.7 million in incremental revenues for the first nine months of 2006.

Summary of Third Quarter 2006 Results

Our net loss for the third quarter of 2006 was $6.4 million compared to a loss of $11.6 million for the prior year third quarter, an improvement of $5.2 million. On a normalized basis, which excludes one-time or unusual adjustments and lease accounting impacts as detailed in our third quarter 10Q filed with the SEC, our third quarter 2006 net loss increased by approximately $700,000 over the prior year quarter, which reflects increases in labor, marketing, and repairs and maintenance expenses in part to support our occupancy initiatives, and an increase in utility costs due primarily to rising energy costs.

On a sequential quarter basis, our net loss of $6.4 million for the third quarter of 2006 improved by $1.2 million from a loss of $7.6 million for the second quarter of 2006. This improvement in the net loss over sequential quarters was also realized on a normalized basis after adjustment for one-time or unusual adjustments and lease accounting impacts in both periods.

We continued to see improvements in our occupancy during the third quarter of 2006, adding another 146 net occupied units to the increase of 302 net occupied units for the first six months of 2006. Our average occupancy rate was 86.0% for the third quarter of 2006 compared to 84.7% for the same period in 2005.

We reported total revenues of $107.3 million for the third quarter of 2006 compared to $97.5 million for the same period of 2005, an increase of $9.8 million. Approximately $2.6 million of this increase is related to the five additional communities acquired since the comparable period last year. Of the remaining net revenue increase of $7.2 million, $4.8 million was due to an increase in the average monthly revenue per unit and $2.4 million from improvements in our occupancy.

Our overall property-related costs increased to $36.7 million in the current quarter from $35.2 million in the comparable quarter last year. The overall increase of $1.5 million is primarily the result of the addition of five new communities since the comparable period last year, additional depreciation on capital expenditures to improve our properties, and periodic rent increase provisions contained in our existing leases. Our property-related costs include the impact of expenses related to straight-line rent and capital and financing lease treatment that exceeded our actual cash lease payments by $5.1 million and $6.2 million for the third quarter ended September 30, 2006 and 2005, respectively.

Summary of 2006 Year-to-Date Results

Our net loss for the first nine months of 2006 was $9.3 million compared to a loss of $6.8 million for the first nine months of the prior year, an increased loss of $2.5 million. On a normalized basis, which excludes one-time or unusual adjustments and lease accounting impacts as detailed in our third quarter 10Q filed with the SEC, our net loss for first nine months of 2006 increased by approximately $5.1 million over comparable prior year period, which reflects increases in labor, marketing, and repairs and maintenance expenses in part to support our occupancy initiatives, and an increase in utility costs due primarily to rising energy costs.

We have seen improvements in our occupancy during the first nine months of 2006, adding 448 net occupied units from the end of 2005. Our average occupancy rate for both nine-month periods in 2006 and 2005 was 84.8%. While our occupancy rate was flat for the comparable nine-month periods, we have recovered from the occupancy decline that reached 83.7% in the fourth quarter of 2005 and extended into early 2006.

For the nine months ended September 30, 2006, we reported total revenues of $312.1 million compared to $288.6 million for the same period of 2005, an increase of $23.5 million. Approximately $8.8 million of this increase is related to eight additional communities acquired since the comparable period last year. The remaining net revenue increase of $14.7 million was primarily due to an increase in the average monthly revenue per unit from the comparable nine-month period last year.

Our overall property-related costs increased to $107.3 million for the first three quarters of 2006 from $102.5 million in the comparable nine-month period of last year. The overall increase of $4.8 million is primarily the result of the acquisition of eight new communities since the comparable period last year, depreciation on capital expenditures to improve our properties, and periodic rent increase provisions contained in our existing leases. Our property-related costs include the impact of expenses related to straight-line rent and capital and financing lease treatment that exceeded our actual cash lease payments by $16.0 million and $18.8 million for the nine months ended September 30, 2006 and 2005, respectively.

Dan Baty, the Company’s CEO, stated, “We are pleased with our continued success in the current quarter of increasing our occupancy and rates from December 2005 levels. While our net loss for the first nine months of 2006 continues to lag behind the comparable period of 2005, we have shown improvement over sequential quarters in 2006 and we have fully recovered from our occupancy decline in fourth quarter of 2005. Our average occupancy of 86.2% for the month of September 2006 is higher than at any other point in 2006 or 2005. We believe our initiatives to improve occupancy and rates will continue to have a significant positive impact on financial results going forward as the costs we have expended for these initiatives levels off or declines.”

For a more detailed understanding of Emeritus and our operating results, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and our quarterly Form 10-Q to be filed with the Securities and Exchange Commission on or before November 9, 2006, or visit our Internet site at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 182 communities representing capacity for approximately 18,400 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Revenues:
Community revenue	$105,394	$95,357	$305,860	$281,873
Other service fees	1,537	1,698	4,869	5,178
Management fees	380	455	1,321	1,517
Total operating revenues	107,311	97,510	312,050	288,568

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	69,763	68,539	203,792	190,887
Texas lawsuit settlement	-	-	(12,207)	-
General and administrative	10,380	8,250	27,832	23,440
Depreciation and amortization	12,820	11,627	37,221	34,427
Facility lease expense	11,254	10,534	33,264	30,658
Total operating expenses	104,217	98,950	289,902	279,412
Operating income (loss) from continuing operations	3,094	(1,440)	22,148	9,156

Other income (expense):
Interest income	759	448	2,311	883
Interest expense	(12,581)	(13,049)	(36,787)	(37,417)
Gain on sale of investment in Alterra Healthcare Corporation	-	-	-	21,323
Equity earnings (losses) in unconsolidated joint ventures	(138)	2,328	(630)	2,277
Other, net	561	594	1,719	1,986
Net other expense	(11,399)	(9,679)	(33,387)	(10,948)

Loss from continuing operations before income taxes	(8,305)	(11,119)	(11,239)	(1,792)
Provision for income taxes	1,877	(122)	1,967	(1,211)
Loss from continuing operations	(6,428)	(11,241)	(9,272)	(3,003)
Loss from discontinued operations (net of tax)	(6)	(328)	(50)	(3,248)
Net loss	(6,434)	(11,569)	(9,322)	(6,251)
Preferred stock dividends	-	-	-	(599)
Net loss to common shareholders	$(6,434)	$(11,569)	$(9,322)	$(6,850)

Basic and diluted loss per common share:
Continuing operations	$(0.36)	$(0.69)	$(0.53)	$(0.28)
Discontinued operations	-	(0.02)	-	(0.26)
	$(0.36)	$(0.71)	$(0.53)	$(0.54)

Weighted average common shares outstanding - basic and diluted :	18,024	16,271	17,664	12,690